UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 9, 2016

Paragon Offshore plc
(Exact name of Registrant as specified in its charter)

England and Wales	001-36465	98-1146017
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

3151 Briarpark Drive, Suite 700 Houston, Texas	77042
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: +44 20 330 2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b)
Departure of President and Chief Executive Officer and Director
Effective November 9, 2016, Randall D. Stilley was no longer serving as President and Chief Executive Officer of Paragon Offshore plc (the “Company”). In addition, effective November 9, 2016, Mr. Stilley was no longer a member of the Board.

Departure of Chief Financial Officer
Effective November 9, 2016, Steven A. Manz was no longer serving as Chief Financial Officer of the Company.

(c)
Appointment of Interim President and Chief Executive Officer
On November 9, 2016, the board of directors (the “Board”) of the Company appointed Dean E. Taylor to serve as interim President and Chief Executive Officer. Mr. Taylor, age 67, has served as a member of the Board and as the chairperson of the Board’s Nominating and Corporate Governance Committee since the Company’s founding in 2014. He previously served in a variety of roles at Tidewater Inc. from 1978 through 2012, including Chief Executive Officer and Chairman of the Board. Tidewater, Inc. is a global provider of offshore service vessels to the energy industry. Mr. Taylor also serves on the board of directors of the American Bureau of Shipping and has previously served on the boards of Trican Well Service Ltd. and Whitney Holding Corporation. While serving as interim President and Chief Executive Officer, Mr. Taylor will remain on the Board but concurrently with his appointment as such, he resigned from his position on the Board’s Nominating and Corporate Governance Committee and the Board’s Compensation Committee.

In connection with Mr. Taylor’s appointment as interim President and Chief Executive Officer of the Company, as of November 9, 2016, Paragon Offshore Services LLC (a subsidiary of the Company who is not a debtor in the Company’s previously announced chapter 11 cases), and Mr. Taylor entered into an Employment Letter (the “Employment Letter”) that, among other things, provides that Mr. Taylor will be paid a base salary of $800,000 per annum for his services and a one-time success bonus of $800,000 (the “Success Bonus”) if Mr. Taylor is employed on the date of a Triggering Event. A “Triggering Event” shall occur upon the earlier of (a) the “effective date” of a plan of reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) that is confirmed with respect to the Company; (b) the closing date of a sale of all or substantially all of the assets of the Paragon Debtors (as defined below), or a majority of the outstanding stock of the Company, in each case in one or more transactions under section 363 of the Bankruptcy Code; or (c) conversion of the chapter 11 cases of any of the Paragon Debtors holding all or substantially all of the assets of the Company and its affiliates to a bankruptcy case under chapter 7 of the Bankruptcy Code. The “Paragon Debtors” are the Company and its affiliates that filed for bankruptcy protection under chapter 11 of the Bankruptcy Code, whose bankruptcy cases are currently pending in the United States Bankruptcy Court for the District of Delaware and jointly administered in Case No. 16-10386. If Mr. Taylor is terminated without Cause (as defined in the Employment Letter) (x) prior to February 9, 2017 and a Triggering Event occurs within three (3) months of such termination or (y) on or after February 9, 2017 and a Triggering Event occurs within six (6) months of such termination, he will be entitled to the Success Bonus notwithstanding such termination provided that he executes and does not revoke a general release in a form provided by Paragon Offshore Services LLC. There are no other arrangements or understandings between Mr. Taylor and any other persons pursuant to which he was selected as interim President and Chief Executive Officer other than the Employment Letter. There are no family relationships between Mr. Taylor and any director or executive officer of the Company.

The foregoing summary of the Employment Letter is qualified in its entirety by reference to the text of the Employment Letter, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Appointment of Interim Chief Financial Officer
On November 9, 2016, the Board appointed Lee M. Ahlstrom to serve as interim Chief Financial Officer. Mr. Ahlstrom, aged 48, has served as Senior Vice President of Investor Relations, Strategy and Planning of the Company since its founding in 2014. Mr. Ahlstrom has more than 20 years of experience in the oil and gas industry. Prior to his role at the Company, he served as Senior Vice President - Strategic Development and Vice President of Investor Relations and Planning of Noble Corporation. Prior to joining Noble, Mr. Ahlstrom held various management positions at UNOCAL Corporation and was an Engagement Manager with McKinsey & Company. Mr. Ahlstrom began his career with Exxon, where he held a variety of surface and subsurface engineering positions. Mr. Ahlstrom serves on the board of directors for the National Investor Relations Institute (NIRI) and holds NIRI’s Investor Relations Charter (IRC™) credential. There are no other arrangements or understandings between Mr. Ahlstrom and any other persons pursuant to which he was selected as interim Chief Financial Officer. There are no family relationships between Mr. Ahlstrom and any director or executive officer of the Company.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

EXHIBIT NUMBER		DESCRIPTION
10.1	—	Employment Letter, dated as of November 9, 2016, by and between Dean Taylor and Paragon Offshore Services LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Paragon Offshore plc

Date: November 15, 2016	By:	/s/ Todd D. Strickler
	Name:	Todd D. Strickler
	Title:	Senior Vice President of Administration, General Counsel and Corporate Secretary

INDEX TO EXHIBITS
EXHIBIT NUMBER		DESCRIPTION
10.1	—	Employment Letter, dated as of November 9, 2016, by and between Dean Taylor and Paragon Offshore Services LLC